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                                                                  EXHIBIT 10.17

                              LICENSE AGREEMENT

Nanophase Technologies Corporation of Burr Ridge, Illinois (NTC) and C.I.Kasei Co., Ltd., of Tokyo, Japan (CIK), effective December 30th, 1997 ("Effective Date") agree as follows:


WHEREAS, NTC owns Information, as hereinafter defined, relating to nanocrystalline materials; and

WHEREAS, CIK desires to have a royalty-bearing exclusive right and license to purchase, make, use and sell NTC Product using such Information upon the terms and conditions set forth in this Agreement; and

WHEREAS, for such consideration and upon such terms as hereinafter set forth, NTC is willing to grant such royalty-bearing exclusive right and license to CIK;

THEREFORE, NTC and CIK hereby agree as follows:

1.   DEFINITIONS

1.1 The "Territory" is China, India, Indonesia, Japan, Korea, Malaysia, the Philippines, Singapore, Kingdom of Thailand and Taiwan.

1.2 "NTC Product" shall be any nanocrystalline materials made using the Information.

1.3 "Applications" are all applications except cosmetics, skin care and chemical/mechanical planarization of metal layers on semiconductor wafers.

1.4 "Information" shall mean US patent Nos. 5,460,701 and 5,514,349 and any foreign counterpart applications (hereinafter collectively called "Patents"), and "Confidential Information" as hereafter defined.

1.5 (a) "Confidential Information" shall mean all information of confidential or proprietary nature disclosed by NTC to CIK during the period commencing August 18, 1996 and ending on the termination of this Agreement, including, but not limited to, all NTC drawings, specifications, know-how and other information, whether such information is in tangible or intangible form, provided that all information that is in written form or other tangible medium shall prior to delivery be marked as "Confidential" or "Proprietary", and all information disclosed orally or otherwise shall be identified as being "Confidential" or "Proprietary" by a memorandum delivered to CIK within thirty days after the date of disclosure.
     (b) Notwithstanding the foregoing, this Agreement shall not apply to Confidential Information which is:
        a) in the public domain at the time it is disclosed under this Agreement;
        b) subsequently published or publicly disclosed by persons other than CIK;
        c) acquired by CIK from a third party having no obligation of confidentiality;



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     d) known to CIK at the time of disclosure, provided that CIK shall have the burden of establishing such prior knowledge by competent written proof;
     e) developed independently by or on behalf of CIK, without reliance on or use of any Confidential Information of NTC, or
     f) compelled by law to be disclosed, provided that CIK shall use its best efforts to give NTC ten days prior written notice of compelled disclosure.

1.6  "Net Sales" shall be determined as follows:
     (a) for NTC Product sold directly in normal commercial transactions, Net Sales are the total sales of NTC Product based on the actual gross sales price less ordinary discounts, allowances, rebates, returns, sales taxes, insurance, packing costs and transportation expenses (therein included freight and postage), (b) for NTC Product incorporated in another product which is not itself an NTC Product, Net Sales shall be determined by the selling price or fair market value of the incorporated NTC Product which would be billed if it were sold independently and separately from such another product.

1.7 "Term" shall be from Effective Date to March 31, 2013 unless earlier terminated as provided herein.

2.   LICENSE

2.1 NTC hereby grants to CIK the exclusive right and license, with no right to sublicense, to use the Information to manufacture subject to the additional terms and conditions in this Paragraph 2.1, and to use and sell NTC Product subject to the other terms in this Agreement, in the Territory for use in the Applications, provided, however, that in case of the application for transparent conductive coatings the licensed territory shall be limited to Japan. The right and license granted herein by NTC to CIK shall (a) oblige CIK to purchase NTC Product worth 30 million yen from NTC for the period of 1998, and thereafter no less than 60% of actual gross sales amount by CIK, and (b) allow CIK to manufacture the balance of each such annual obligation (Sales target) as set forth in Paragraph 2.3.

2.2 As consideration for the right and license granted herein by NTC to CIK, CIK agrees to pay NTC,

     a) technology transfer fee of US$ 1.4 million, payable by CIK to NTC within 60 days of the Effective Date, which shall be fully earned and non-refundable on said date, and
     b) running royalties on Net Sales of CIK-manufactured NTC Product as follows:

       Year            Royalty
       ----            -------
       1998:           5.0% of Net Sales
       1999:           4.5% of Net Sales
       2000:
         |             4.0% of Net Sales

       2013(March 31)

         |             2.0% of Net Sales (non-exclusive) * see Par. 5.4

2.3 As further consideration for the right and license granted herein, and subject to Paragraph 2.5 and 5.2, CIK agrees to the following annual obligations;


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
Sales target (minimum)
------------
1998:         100 million yen (Yen 100,000,000) sales of NTC Product
1999:         300 million yen (Yen 300,000,000) sales of NTC Product
2000:         500 million yen (Yen 500,000,000) sales of NTC Product

2013 (March 31)


              * For the purpose of this Paragraph, "sales of NTC Product" shall be calculated in accordance with actual gross sales price by CIK.

        There shall be no penalty if CIK fails to meet 100% of the annual obligation in 1998 and thereafter. In 1999 and thereafter, however, NTC may terminate the exclusive nature of this Agreement if CIK fails to meet at least 50% of the sales target for each year, and may terminate the entire Agreement if CIK fails to meet at least 20% of the sales target for each year. In either of such cases, however, the exclusive nature shall remain if CIK pays to NTC minimum royalty of three hundred thousands U.S. dollars (US$300,000).

2.4 Royalty reports and payments shall be made within 30 days of each semi-annual period ending on September 30 and March 31 during the Term of this Agreement. CIK shall furnish to NTC a statement of royalty specifying Net Sales and the total amount of royalties accrued under Paragraph 2.2. At the same time, CIK shall make the payment to NTC by telegraphic transfer. CIK shall keep complete and accurate records with respect to NTC Product for which royalties are due and payable and such records shall be available at all reasonable times for a period of two years after each semi-annual period for inspection by NTC. The first royalty period shall begin on April 1, 1998. Thereafter, for the purpose of payments for royalty, purchase or any other payments required under this Agreement, each annual period begins on April 1 of each year and ends on March 31 of the following year. CIK is allowed to start the installation of PVS Reactor Systems from the Effective Date.

2.5 At any time after December 31, 1998, CIK may elect to manufacture its total annual obligation for NTC Product. In such event, CIK agrees to a minimum royalty payment to NTC in any twelve-month period following such election of three hundred thousands U.S. dollars (US$300,000.). Should CIK elect to manufacture its total obligation, there shall be no requirement or obligation under Paragraph 2.3 hereof, including requirement to purchase NTC Product from NTC.

2.6 For as long as this Agreement remains in effect, unless the parties otherwise agree in writing, and subject to the provisions of Paragraph 2.3, NTC will not directly or indirectly grant the right or license to manufacture, use or sell NTC Product to anyone other than CIK in the Territory, except that NTC shall retain its right to manufacture, license or sell any of the Product in the Territory for use in cosmetics, skin care or chemical/mechanical planarization of metal layers on semiconductor wafers.

2.7     All payments which are.
         a) required by this Agreement,


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         b) subject to a tax by the Government of Japan on payments by CIK, and
         c) subject to a requirement by said Government that CIK withhold said tax from said payments and submit the withheld amount to the Government on behalf of NTC, shall have said tax withheld by CIK, and the payments made shall be net after deduction of said tax. CIK shall supply NTC with certificates of payment of said withholding tax.

2.8 In case NTC assigns or transfers its rights and obligations under this Agreement to other person or entity by way of merger or otherwise, such assignee shall succeed and undertake all obligations and rights specified herein.

3.      IMPROVEMENTS AND WARRANTY

3.1 NTC agrees to supply to CIK improvements including, but not limited to, inventions, system modifications and precursor modifications without any additional payments by CIK, however, such improvements are the sole property of NTC.

3.2 CIK agrees that any improvements relating to or arising from CIK's manufacture, sale or use of NTC Product including, but not limited to, inventions, patents and patent applications, system modifications and precursor modifications which arise during the term of this Agreement shall be transmitted promptly to NTC and CIK further agrees that NTC shall have a royalty-free, worldwide excluding Territory hereof, non-exclusive right and license, including the right to use such improvements, with no right to sublicense.

3.3 NTC provides no performance warranty and no implied warranty of merchantability or fitness for a particular purpose. NTC is not responsible for consequential damages, and assumes no risk or liability involved in the manufacture or use of NTC Product, including without limitation liability with regard to third-party patent claims. NTC represents, however, that to the best of its knowledge as of this date there exists no valid patent which covers NTC Product.

4.      CONFIDENTIALITY

        CIK shall, during the term of this Agreement, keep confidential and shall cause its employees to keep confidential Confidential Information disclosed and supplied to CIK by NTC under this Agreement, and CIK shall prevent and shall cause its employees to prevent disclosure thereof to other parties except as may be required for the proper performance of CIK's obligation under this Agreement. NTC shall undertake the same confidentiality obligation with regard to any confidential information transmitted by CIK to NTC pursuant to Paragraph 3.2 hereof.

5.      TERMINATION

5.1 In the event of any material breach of this Agreement, the non-defaulting party may terminate this Agreement if the breach is not cured within 60 days following notice of breach. In the event of termination by reason of the breach or default


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        by either party hereunder, other party shall be entitled to recover all losses and damages calculated on the profits such other party would have received but for the breach or default on the part of either party. This Agreement shall be governed by and construed in accordance with the laws of State of Illinois.

5.2 CIK may terminate this Agreement effective at the beginning of any 12-month period after March 31, 2000 provided that notice of such cancellation shall be given at least 90 days prior to such effective date. NTC may not terminate this Agreement unless otherwise provided herein.

5.3 Upon expiration or earlier termination of this Agreement as provided herein, all rights and obligations provided in this Agreement shall forthwith terminate except (1) the obligation concerning any amount payable to NTC by CIK which would have accrued under this Agreement on or prior to such termination and (2) the confidentiality obligation set forth in Paragraph 4 hereof for five years after the termination or expiration of this Agreement.

5.4 Notwithstanding Paragraph 5.3, after the expiration of this Agreement CIK shall have a non-exclusive rights and license to use the Information and to manufacture, sell and use NTC Product in the Territory if CIK pays to NTC running royalty of 2% of Net Sales of NTC Product. NTC agrees to have a meeting with CIK, upon request by CIK, to discuss appropriate reduction of royalty, if appropriate, in view of decrease of Confidential Information.

6.      GENERAL

6.1 All notices required or desired to be given hereunder shall be given by hand delivery, or by registered or certified mail, return receipt requested, to the addresses stated below, and shall be effective upon receipt.

6.2 NTC and CIK agree that any prior agreements between NTC and CIK relating to the distribution, use or manufacture of NTC Product, including Confidentiality and Non-Use Agreement dated August 13, 1996, shall be superseded by this Agreement excepting that the License Agreement of April 15, 1997 and Distribution Agreement of October 30, 1996 between NTC and CIK shall be effective until April 1, 1998, when the first royalty period under this Agreement begins, to the extent and solely for the purpose of enabling CIK to continue its manufacture and distribution of NTC Product until April 1, 1998.

6.3 Each party is an independent contractor. Neither party is the agent of the other, and neither shall have authority to bind the other.


AGREED:

Nanophase Technologies Corporation         C.I.Kasei Co., Ltd.
453 Commerce Street                        18-1, 1-Chome, Kyobashi, Chuo-ku
Burr Ridge, Illinois 60521                 Tokyo, Japan

By: /s/ Donald J. Freed                    By: /s/ Shigeo Sano
   ---------------------------------          ----------------------------------
   Donald J. Freed, Vice President         Shigeo Sano, Senior Managing Director



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